Exhibit 99.1

PRESS RELEASE

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202	600 College Road East Suite 3200 Princeton, New Jersey 08540 Telephone 609.945.1200 Facsimile 609.945.1212

FOR IMMEDIATE RELEASE

Barrier Therapeutics Announces Fourth Quarter and Full Year 2006

Financial Results

– Launch of Two FDA-Approved Products in 2006 Drives Revenue Growth –

– Company Continues to Advance Clinical Programs –

Princeton, N.J., February 28, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the fourth quarter and year ended December 31, 2006.

Financial Highlights

•	For the Fourth Quarter 2006:

•

Total revenues of $3.1 million represent an increase of $2.3 million from $0.8 million in the fourth quarter of 2005, primarily due to sales of Vusion™ which was launched during 2006. Net product revenues of $2.5 million represent an increase of $2.2 million over the same period in 2005. Current quarter product revenues are comprised of sales of Vusion and Xolegel™ in the U.S., Solagé® in the U.S. and Canada, and VANIQA® in Canada.

•

Net loss was $14.8 million, or $0.51 per share, compared to a net loss of $10.2 million, or $0.43 per share, for the fourth quarter of 2005. Fourth quarter 2006 net loss includes $1.5 million in stock compensation expense related to FAS 123(R). Excluding the non-cash impact of FAS 123(R), the net loss was $13.3 million, or $0.46 per share, compared to $10.2 million, or $0.43 per share, in the fourth quarter of 2005.

•	Cash, cash equivalents and marketable securities at December 31, 2006 were $58.9 million. Net cash usage in the fourth quarter 2006 was $11.6 million.

•	For the Full Year 2006:

•

Revenues for 2006 totaled $6.7 million, representing an increase of $4.2 million from $2.5 million in 2005. The increase in total revenues was primarily due to the sales of Vusion during 2006, as net product revenues increased by $5.1 million in 2006 to $5.9 million.

•

Net loss for 2006 was $52.7 million, or $2.06 per share, compared to a net loss of $45.2 million, or $1.91 per share, for the full year of 2005. Included in the net loss for 2006 was $5.2 million of stock compensation expense under FAS 123(R). Excluding the non-cash impact of FAS 123(R), the net loss for 2006 was $47.5 million, or $1.86 per share, compared to $45.2 million, or $1.91 per share, in 2005.

•

The total cash equivalents balance at December 31, 2006 was $58.9 million as compared to a balance of $78.1 million at the end of 2005. Net cash proceeds of $24.0 million from the company’s financing in September 2006 partially offset cash used in operations of $43.2 million, resulting in net cash usage of $19.2 million for the year.

“During 2006, we implemented two major business initiatives that we believe will be critical to Barrier’s future success,” said Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “With the approval of both Vusion and Xolegel during the year, we built out our sales and marketing organization and launched both brands. As a result, we expect meaningful revenue growth during 2007 will drive reduced annual losses.”

“While executing this commercial build out,” Dr. Cauwenbergh continued, “we maintained our research and development spending on our key development projects. During 2007, we expect to complete the enrollment of our pivotal Phase 3 trial with Hyphanox and release important Phase 2b data for both Azoline and oral Rambazole. With these potential catalysts, I am optimistic that 2007 should be an important year for the growth and success of Barrier Therapeutics.”

Fourth Quarter 2006 Financial Results

Total revenues for the fourth quarter of 2006 were $3.1 million, and represent an increase of $2.3 million over the same period in 2005. Net product revenues in the fourth quarter of 2006 were $2.5 million, an increase from $0.3 million in the same period in 2005. The increase in net product revenues was primarily due to the sales of Vusion, which was approved by the FDA in February 2006 and launched in the second quarter of 2006, as well as increased sales from other commercial products in both the U.S. and Canada.

Research and development expenses for the fourth quarter of 2006 totaled $9.4 million, an increase from $6.0 million compared to the same period in 2005, primarily due to an increase of $3.8 million in clinical project spending. Clinical and preclinical spending on Rambazole™ accounted for the majority of the increase. Additional project spending for other clinical candidates, which include Hyphanox™, Azoline, and Liarozole, was partially offset by declines in internal research and development costs and project costs related to marketed products,

Vusion and Xolegel. Included in research and development expenses for the fourth quarter of 2006 was $0.4 million of stock compensation expense under FAS 123(R).

Selling, general and administrative expenses for the fourth quarter of 2006 totaled $9.4 million, an increase from $6.2 million in the same period in 2005. Selling expenses were $3.1 million, up $1.8 million from the fourth quarter of 2005 due to the expansion of the sales force earlier this year. Brand marketing and other commercial expenses were $3.2 million in the fourth quarter of 2006, up $0.6 million from 2005, reflecting investment in both Vusion and Xolegel. Corporate expenses totaled $1.9 million, or $0.4 million lower than the same period in 2005. Selling, general and administrative expenses for the fourth quarter of 2006 also include $1.1 million of stock compensation expense under FAS 123(R).

Net interest income for the fourth quarter of 2006 totaled $0.7 million, a decrease of $0.1 million from the same period in 2005, as higher average interest rates were more than offset by lower average balances for cash and marketable securities. Income tax benefits of $0.7 million and $0.5 million in 2006 and 2005, respectively, represent the net proceeds from the sale of a portion of unused prior years’ New Jersey State net operating loss carryforwards.

The company reported a net loss for the fourth quarter of 2006 of $14.8 million, or $0.51 per share, compared to a net loss of $10.2 million, or $0.43 per share, for the fourth quarter of 2005. Included in the net loss for the fourth quarter of 2006 was $1.5 million, or $0.05 per share of stock compensation expense under FAS 123(R).

Full Year 2006 Financial Results

Total revenues for the full year of 2006 were $6.7 million, an increase of $4.2 million from $2.5 million for the full year of 2005, as a result of increased product revenues partly offset by $0.8 million lower grant revenue. Net product revenues increased $5.1 million primarily due to Vusion sales, as well as increased sales from other commercial products in both the U.S. and Canada. Annual net product revenues are detailed as follows:

($ in 000s)	2006	2005
Net Product Revenues
Vusion	$3,785	$—
Solagé	1,595	787
Xolegel	130	—
Other products	343	5

Total Net Product Revenues	$5,853	$792

Research and development expenses for 2006 totaled $25.9 million, a $4.5 million decrease from $30.4 million in 2005. Development costs in 2006 for our marketed products, Vusion and Xolegel, declined by $3.7 million from 2005 due to the absence in 2006 of much of the clinical and regulatory expenses incurred during 2005. Aggregate project spending for our clinical product candidates, Hyphanox, Rambazole, Azoline and Liarozole, was relatively constant over the two annual periods. Reduced internal research and development spending, primarily personnel and related costs, of $1.7 million were offset in part by $1.4 million of FAS 123(R) expense.

Selling, general and administrative expenses for 2006 totaled $35.8 million, an increase of $15.5 million from $20.3 million in 2005. Selling expenses totaled $11.2 million, up $8.5 million from 2005 due to the expansion of our sales force. Brand marketing and other commercial expenses were $12.8 million in 2006, up $3.6 million from 2005, reflecting investment in commercial launches of both Vusion and Xolegel. Corporate expenses totaled $8.0 million, or $0.4 million lower than the same period in 2005. Total selling, general and administrative expenses for 2006 included $3.8 million of FAS 123(R) expense.

Net interest income for 2006 totaled $3.0 million, an increase of $0.1 million from the same period in 2005, as higher average interest rates more than offset the lower average balances for cash and marketable securities. Income tax benefits of $0.7 million and $0.5 million in 2006 and 2005, respectively, represent the net proceeds from the sale of a portion of unused prior years’ New Jersey State net operating loss carryforwards.

The company reported a net loss for the full year of 2006 of $52.7 million, or $2.06 per share, compared to a net loss of $45.2 million, or $1.91 per share, for the full year of 2005. Included in the net loss for 2006 was $5.2 million, or $0.20 per share, of stock compensation expense under FAS 123(R).

Conference Call & Webcast Information

Barrier’s senior management will host a conference call on February 28, 2007 at 5:00 p.m. EST to provide a company update and discuss the financial results for the quarter. Interested investors can listen to the call live over the Internet on the investor relations section of the company’s web site located at http://www.barriertherapeutics.com or by dialing 1-800-573-4842 (U.S.) or 1-617-224-4327 (International) and using conference ID code: 37699152.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including acne, psoriasis, onychomycosis and other fungal infections of the skin. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion, Solagé, Rambazole, Hyphanox and Hivenyl are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the future growth and success of Barrier, expected increases in revenue and reductions in annual losses,the timing of the completion of enrollment in our Hyphanox trial and the release of data in our Phase 2b clinical trials. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

(Financial Tables to Follow)

Barrier Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash, cash equivalents and marketable securities	$58,884	$78,120
Receivables, net	1,839	593
Interest receivable	218	755
Finished goods inventories	1,179	380
Prepaid expenses and other current assets	1,624	1,227

Total current assets	63,744	81,075
Property and equipment, net	873	1,055
Other assets	2,564	2,831

Total assets	$67,181	$84,961

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,904	$7,256
Deferred revenue	430	637
Other current liabilities	354	397

Total current liabilities	13,688	8,290
Notes payable: long-term portion	280	405
Stockholders’ equity	53,213	76,266

Total liablilities and stockholders’ equity	$67,181	$84,961

Barrier Therapeutics, Inc.

Consolidated Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues:
Net product revenues	$2,470	$332	$5,853	$792
Other revenues	599	457	885	1,748

Total revenues	3,069	789	6,738	2,540
Costs and expenses:
Cost of product revenues	381	195	1,431	544
Research and development	9,446	5,952	25,895	30,369
Selling, general and administrative	9,387	6,181	35,795	20,280

Total costs and expenses	19,214	12,328	63,121	51,193

Loss from operations	(16,145)	(11,539)	(56,383)	(48,653)
Interest income, net	718	778	2,954	2,876

Net loss before income tax benefit and cumulative effect of change in accounting principle	(15,427)	(10,761)	(53,429)	(45,777)
Income tax benefit	655	536	655	536
Cumulative effect of change in accounting principle	—	—	57	—

Net loss	$(14,772)	$(10,225)	$(52,717)	$(45,241)

Basic and diluted net loss per share before and after change in accounting principle	$(0.51)	$(0.43)	$(2.06)	$(1.91)
Weighted average shares outstanding — basic and diluted	29,020,433	24,015,777	25,583,259	23,656,306